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                                                               EXHIBIT 5.1



                                   HALE AND DORR
                                  COUNSELLORS AT LAW
                             1455 PENNSYLVANIA AVE., N.W.
                                WASHINGTON D.C. 20004
                                     202-942-8400

                                  September 9, 1996




Computer Learning Centers, Inc.
11350 Random Hills Road
Suite 240
Fairfax, Virginia  22030


Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 (Registration No. 333-11401), together with Amendment No. 1 and Amendment No. 2 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the
Securities and Exchange Act of 1933, as amended, for the registration of 1,305,000 shares of Common Stocks, $.01 par value per share (the "Shares"), of Computer Learning Centers, Inc., a Delaware corporation (the "Company"), including the Shares to be sold upon exercise of the over-allotment option. The Shares are to be sold by the Company and by certain selling stockholders of the Company (the "Selling Stockholders") pursuant to an Underwriting Agreement to be entered into by and among the Company, the Selling Stockholders and Robertson, Stephens & Company and Piper Jaffray Inc., as representatives of the several underwriters named in such Underwriting Agreement (the "Underwriting Agreement").

     We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the Second Amended and Restated Certificate of Incorporation of the Company and a copy of the Amended and Restated By-laws of the Company.


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Computer Learning Centers, Inc.
September 9, 1996
Page 2


     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that, when the Shares to be sold by the Company pursuant to the Underwriting Agreement are issued and sold by the Company pursuant thereto, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                      Very truly yours,


                                      HALE AND DORR